Exhibit 10.27
Dated 24 October 2005
PLIVA d.d.
and
Željko Čović

AGREEMENT WITH THE
PRESIDENT OF THE MANAGEMENT BOARD
AND CEO

     This Agreement is made on 24 October 2005 between:
(1)	PLIVA d.d whose registered address is Ulica grada Vukovara 49,10000, Zagreb Croatia (“PLIVA d.d. ” or the “Company”); and

(2)	Željko Čović, Gajeva 59, 10000 Zagreb, Croatia (the “CEO”).
This agreement records the terms on which the CEO will serve and be employed by the Company.
1	Interpretation

In this agreement (and any schedules to it):

1.1	Definitions

“Agreement” means this agreement entered into by and between CEO and the Company defining rights and obligations of the President of the Management Board and CEO and the Company, following decision of the Supervisory Board as of 13 July 2005 on appointment of the CEO for a Term;

“Change of Control” means
(a)	the acquisition of control of the composition of the board of directors of PLIVA d.d. by a person (or group of persons acting together) not having such control as at the date of this agreement;

(b)	the acquisition of control of the exercise of more than 50 per cent of the voting rights attributable to the share capital of PLIVA d.d by a person (or group of persons acting together) not having such control as at the date of this agreement;

(c)	a merger of the Company;

(d)	an offer for all or a majority of the equity shares of PLIVA d.d. having become unconditional in all respects;

(e)	a person (or group of persons acting together) becoming a shadow director in respect of at least one half in number of all the directors of PLIVA d.d. Board for the time being;

(f)	the sale of the assets of PLIVA d.d. or substantially all of the assets of PLIVA d.d. to an entity not being a Group Company; or
but the following do not constitute a Change of Control:
(i)	any change in the shareholders in PLIVA d.d. not within (a), (b) or (c) above;

(ii)	the winding up of PLIVA d.d. for the purpose of a reconstruction;

(iii)	the transfer of any ownership of associated company, or of any of PLIVA d.d.’s operating assets, to another Group Company, provided that all or substantially all of the associated company or operating assets remain within the Group Company; and
“GDR” means PLIVA’s global depository receipt traded on the London Stock Exchange;

“Group” means PLIVA d.d. and its affiliated companies that are either directly or indirectly controlled by PLIVA d.d.

“Group Company” means a member of the Group and “Group Companies” will be interpreted accordingly;

“Listing Rules” means the Listing Rules made by the UK Listing Authority relevant for listing on the London Stock Exchange and Listing Rules of the Zagreb Stock Exchange, and any other listing rules of any other regulated market that may be applicable to PLIVA d.d.;

“Management Board” means the Management Board of PLIVA d.d. from time to time;

“Material Change” means the assignment to, or the withdrawal from, the CEO of any duties the effect of which constitutes a material change in the CEO’s job or a material reduction in his responsibilities, status or authority which is related or follows the Change of Control;

“Supervisory Board” means the Supervisory Board of PLIVA d.d. from time to time or any person or committee nominated by the Supervisory Board as its representative for the purposes of this agreement;

“Term” means the period from 9 December 2005 to 30 June 2010 for which the CEO is appointed President of the Management Board and CEO of PLIVA d.d.;

“Termination Date” means the date on which this Agreement terminates; and “ZSE” means the Zagreb Stock Exchange.
2	Commencement of Agreement

2.1	The CEO is employed by the Company as of 02 June 1980 and is employed for indefinite period of time.

2.2	This Agreement will be effective from 9 December 2005 on which date the agreement dated 7 September 2000 and its amendments as of 13 November 2001 and 13 November 2002 between PLIVA d.d. and the CEO (the “Superseded Agreement”) will terminate by mutual agreement and will cease to have any further force or effect, save (i) where the contrary is stated in this agreement; and (ii) that the termination of the Superseded Agreement will not affect any rights accrued by the CEO under that agreement in the period prior to 9 December 2005.

2.3	The employment will continue under the terms of this Agreement until end of the Term, and after the Term if so determined by this Agreement.
3	Appointment and Duties of the CEO

3.1	The CEO will serve as President of the Management Board and Chief Executive Officer, with the roles and responsibilities as defined by the law, Articles of Association of the Company, regulations pertaining to Management Board and other by-laws of PLIVA.

3.2	The CEO may also serve in any other executive capacity in any of the Group Companies as the CEO and the Company agree from time to time.

3.3	The CEO will:
3.3.1	devote the whole of his working time, attention and skill to performing position of the President of the Management Board and CEO;

3.3.2	properly perform his duties and exercise his powers;

3.3.3	accept any offices or directorships as reasonably required by the Supervisory Board;

3.3.4	comply with all rules, regulations and policies issued by PLIVA d.d. including any handbook issued and amended by PLIVA d.d. from time to time. In the event of any inconsistency between the rules, regulations and policies of PLIVA d.d. and any Group Company the rules, regulations and policies of PLIVA d.d. shall prevail;

3.3.5	obey the reasonable and lawful directions of the Supervisory Board; and

3.3.6	use all reasonable endeavours to promote the interests and reputation of every Group Company.
3.4	The CEO accepts that with his consent (which he will not unreasonably withhold or delay) that the Company may require him to perform CEO or other executive duties of equivalent status to those referred to at clause 3.1 for any other Group Company.

3.5	The CEO will keep the Supervisory Board fully informed of his conduct of the business, finances or affairs of the Company or any other Group Company in a prompt and timely manner. He will provide information to the Supervisory Board in writing if requested.
4	Hours
The CEO and the Company agree that the CEO’s working time shall be regular working time in the Company, provided however that the CEO will not be entitled to additional remuneration for hours worked in excess of usual business hours.
5	Interests of the CEO

5.1	Subject to clause 5.2, while this Agreement is in force, the CEO will not be directly or indirectly engaged or concerned in the conduct of any activity nor he will accept any directorship in any company not being a Group Company, (except as a representative of the Company or Group Companies) without first obtaining the written consent of the Supervisory Board, such consent not the be unreasonably withheld or delayed.

5.2	The CEO may not hold or be interested in investments which amount to more than one per cent of the issued investments of any class of any one company whether or not those investments are listed or quoted on any recognised Stock Exchange or dealt in on the Alternative Investments Market, without first obtaining the written consent of the Supervisory Board, such consent not to be unreasonably withheld or delayed.

5.3	The CEO will (and will procure that his spouse and dependent children) comply with all rules of law, including Croatian Securities Act, Criminal Law and Listing rules and any other rules or policies applicable to PLIVA d.d. from time to time in relation to the holding or trading of securities.
6	Location

The CEO’s place of work will be in the seat of the Company. The CEO will be required to travel abroad when necessary and to the extent the reasonable business needs require so, the CEO shall also work in other PLIVA’s locations or places where PLIVA operates.

7	Salary

7.1	The Company will pay the CEO a gross base salary of EUR 430,000 per annum (“Base Salary”). Salary will be paid monthly in 12 equal instalments, when all PLIVA d.d. employees’ salaries are paid, for the previous month, and the equivalent will be payable in HRK according to the average exchange rate of Croatian National Bank on the date of calculation of the salary for each particular month.

7.2	The salary referred to in clause 7.1 includes director’s fees from PLIVA d.d. and any other Group company in which the CEO is required to accept a directorship from time to time.
8	Bonus

8.1	Subject to the terms of this clause 8, the CEO shall be eligible for payment of an annual bonus subject to and in accordance with the following conditions. The “Target Amount” for this annual bonus shall be 60 per cent. of the CEO’s Base Salary from the clause 7 for the Bonus Year. The amount of the annual bonus to be paid shall be determined in accordance with the provisions below. The amount of the bonus may vary in a range from 0 to 150 per cent. of the Target Amount. The maximum annual bonus which may be paid to the CEO is 90 per cent. of the Base Salary for the relevant Bonus Year.

8.2	The CEO’s bonus entitlement for the whole Bonus Year 2005 will be calculated in accordance with the provisions of the Superseded Agreement.

8.3	The annual bonus for Bonus Years commencing 1 January 2006 and thereafter shall be determined in accordance with the following bonus scheme:
Bonus = kb x competencies coeff x Target Amount

where:
•	kb = (0.5 x EBITDA) + (0.5 x EBIT)

•	EBITDA = realised Group EBITDA ÷ planned Group EBITDA;

•	EBIT = realised Group EBIT ÷ planned Group EBIT;

•	Planned Group EBITDA and Planned Group EBIT = projected PLIVA Group earnings before interest, taxes, depreciation and amortisation and PLIVA Group earnings before interest and taxes, respectively, in the financial plan for the year in subject, as approved by the Supervisory Board solely for the purposes of this agreement

•	Realised Group EBITDA and Realised Group EBIT = Pliva Group EBITDA and EBIT as determined in the Pliva Group Consolidated Financial Statements approved by the Board and the Management Board for the year in subject;

•	Competencies coeff. = coefficient of assessment of contribution to the performance of the Company, in the range from 1.0 — 1.25. Competencies coefficient shall be determined by the Supervisory Board.
The CEO shall not be entitled to a bonus if the kb value calculated by applying the above formula is less than 0.7. If the kb value calculated by applying the above formula is equal to or higher than 1.2, the kb value shall nonetheless remain at 1.2, meaning that, if the

CEO achieves the maximum competencies coefficient, he shall be entitled to the maximum bonus as stated above (i.e. 150 per cent. of the Target Amount).
In the event that the Agreement is terminated, the following provisions will apply:
8.3.1	if the Agreement is terminated by the Company (other than by reason of the CEO’s misconduct or in accordance with clause 17.7) the CEO shall be entitled to unpaid bonus for the year in which the Employment terminates pro-rated to reflect the number of days worked in the year of termination, based on the Target Amount, and shall be paid in full for any accrued but unpaid bonus, and payment of any such bonus shall be made within 2 weeks after the termination date. For the avoidance of doubt, CEO shall not be entitled to any bonus during any notice period after receipt of the notice on termination;

8.3.2	in the event that the CEO resigns, the CEO will have no entitlement to any bonus which hasn’t already been granted to him;

8.3.3	in the case of termination of the Agreement by the Company under the clause 17.7 no bonus shall be payable whether for the Bonus Year in which termination occurs or in respect of any previous Bonus Year where such year’s bonus had not been paid;
8.4	In the event of termination of the Agreement by the Company pursuant to clause 17.2 or 18 or the CEO pursuant to clause 18, the CEO’s entitlement to bonus, if any, will be calculated pro-rata, based on Target Amount, to the date the Company gives notice in accordance with clause 17.2 or 18 or the date on which the CEO serves a Material Change notice on the Company in accordance with clause 18.

8.5	The “Bonus Year” means the financial year from 01 January to 31 December in respect of which the annual bonus is being paid and, in the case of 2010 means the period 1 January 2010 to 30 June 2010. The amount of bonus calculated in accordance with the above provisions represents the gross amount.

8.6	For the purpose of this Agreement, in case of no reappointment of CEO after the Term, bonus for the period from 01 January to 30 June 2010 shall be determined in accordance with the formula from clause 8.3, but based on plan for the first half 2010 in advance approved by the Supervisory Board, so that EBIT Group and EBITDA Group shall be interpreted accordingly.

8.7	The annual bonus shall in any case be paid within 15 days from the day of approval of annual financial reports for the previous business year by the Supervisory Board, and for the period from 1 January till 30 June 2010, in case of no reappointment for a new term, bonus shall be paid within 15 days from the date of approval of the interim consolidated financial results by the Supervisory Board.
9	Stock Options

9.1	Grant of Stock Options
9.1.1	On 1 April of each year (for the Bonus Years 2006, 2007, 2008 and 2009) and on 1 October 2010 (for the Bonus Year 2010), the Company shall grant to the CEO Stock Options (“Stock Option”) by granting ordinary shares of PLIVA d.d. (“Shares”) (traded currently on the ZSE), as a participation of in the profit of the Company, for the previous calendar year, whereby the number of granted Stock Options shall depend on the realized annual bonus for the previous Bonus Year.
The target number of Stock Options (“N”) is based on realisation of 100% of the Target Bonus for the previous Bonus Year and is as follows:

Target Number of Granted Stock Options
Over Year	Grant Year	Number of Stock Options (N)
2006, 2007, 2008, 2009	2007,2008,2009, 2010	23,500
2010	2010	16,657
Actual number of Stock Options (“P”) to be granted shall be calculated according to the following formula:

Number of Stock Options (=P)
Number of Stock Options
Realised/Target Annual Bonus payment =Y	as a multiple of the target number (N)
y < 0,5	P=0,75*N
0,5 ≤ y ≤ 1,5	P=N + {(Realized Bonus-Target
Bonus)/Target Bonus}*0,5N}
9.1.2	Subject to clause 9.54, the Company will not grant a Stock Option if, on the date on which the Stock Option would otherwise be granted, this Agreement has been terminated or notice has been given terminating this Agreement; provided, however, that this shall not apply in case the termination or notice has been given after end of the calendar year for which options should be granted but before 1 April of the Grant Year.
9.2	Lapse of Stock Option

A Stock Option shall lapse, to the extent that it has not been exercised, on the earliest of the following dates:
9.2.1	the 7th anniversary of the date on which the Stock Option vests;

9.2.2	except to the extent it vests under clause 9.4, the date on which this Agreement is terminated; and

9.2.3	any date specified in clause 9.4.
9.3	Vesting and exercise of Stock Option
9.3.1	A Stock Option will only vest the first upcoming 1st of January in the third year after the date of grant, unless it vests earlier under clause 9.4

9.3.2	The CEO can only exercise a Stock Option to the extent it has vested and has not lapsed. He may exercise it wholly or in part. To exercise the Stock Option he must give notice in writing to the Plan Administrator (Corporate Compliance department in PLIVA d.d. or other relevant department as notified by PLIVA d.d. in writing) specifying:
(i)	the date of grant of the Stock Option being exercised; and

(ii)	the number of Shares in respect of which he wishes to exercise it.
9.3.3	Within 5 business days of that notice, the Company will procure the issue or transfer to or to the order of the CEO of a number of Shares calculated in accordance with the following formula:
a × (b − c)

b
where:
a	=	the number of Shares in respect of which the Stock Options is validly exercised;

b	=	the closing price of a Share on the ZSE on the dealing day on which the notice of exercise is received by the Plan Administrator; if there was no trading with the Shares on the ZSE on that date, last closing price of the Shares achieved on the ZSE prior to the date the notice is received shall be taken;

c	=	the average closing prices of a Shares on the ZSE over the period 1 January to 31 December (inclusive) immediately preceding the grant date, and same principle for the last 6 months of the term.
The number of Shares shall be rounded up to the nearest whole Share.

9.3.4	If the Company and CEO so agree, the Company may, instead of issuing or transferring Shares as described in clause 9.3.23 issue or transfer GDRs of PLIVA d.d., whereas each GDR represents 1/5 of each Ordinary share, unless ordinary share / GDR ratio changes at any time during the existence of this Agreement;
9.4	Effect of termination of this Agreement on Stock Option

If this Agreement is terminated:
9.4.1	(i) by the Company, in accordance with clause 17.2, at the end of the Term (ii) if the Company does not offer to renew this Agreement or (iii) this Agreement is terminated in accordance with clause 18, all outstanding Stock Options will immediately vest and will be exercisable for 12 months from the Termination Date after which they will lapse;

9.4.2	by the CEO, in accordance with clause 17.2 or by the Company, in accordance with clauses 17.5 or 17.7, all outstanding Stock Options will lapse, except to the extent they have vested on or before the Termination Date. Stock Options which have vested on the Termination Date will be exercisable for 12 months from the Termination Date after which they will lapse.
9.5	Delisting

If GDRs and/or ordinary shares in PLIVA d.d cease to be traded on any stock exchange (including in connection with any Change of Control) the Company will procure that the CEO is granted equivalent rights, on the broadly the same terms as those described in this clause but over shares or other securities in the company which has control of PLIVA d.d or pay cash equivalent;

9.6	Grant of Stock Options following a Change of Control

Where clause 18 applies, the Company will, on the Termination Date, grant to the CEO Stock Option a number of Stock Options calculated in accordance with the following formula:

23,500 ×	x

365
where x = the number of days since the 1 January preceding the Termination Date to the Termination Date.

The Stock Options granted under this clause 9.6 will vest in full on the date of grant and will lapse 12 months after the date of grant.

In addition, the Company will grant to the CEO 15,000 Shares on the date on which Stock Options pursuant to the clause 9.6 are granted.

9.7	Tax

The CEO will promptly pay all taxes, eventual social security contributions, duties or other levies which arise or may arise in connection with the grant, vesting or exercise of the Stock Options or any cash payment made under this clause 9 or will, on demand, repay any such amounts paid by the Company or any of its subsidiaries. The CEO consents to the deduction of any such amounts and authorises the Company to sell, on his behalf, sufficient Shares or other securities to meet any such liability.

9.8	Delay of grant or exercise

Where this clause 9 requires the grant of any Stock Option or issue or transfer of any Share or GDR at a particular time and the Company is prevented from granting, issuing or transferring by any restrictions imposed by statute, order, regulation or Government directive or the rules of any stock exchange, the time may be delayed until the lifting of any such restriction.
10	Company Car

The CEO is entitled to use the Company car of AUDI A8 or similar class.
11	Pension

11.1	The Company shall pay to the CEO annually gross amount equal to 15% of the Base salary to voluntarily pension fond as elected and notified to the Company by the CEO, and which shall be paid in 12 equal monthly installments as long as this Agreement is in force.

11.2	CEO undertakes that, except to the extent determined by this Agreement, he will not be entitled to any other benefits related to the contribution to the pension scheme.
12	Insurance

12.1	The Company shall arrange and pay the cost for the CEO insurance policy, including but not limited to life insurance, insurance for long term disease or disability, according to the Company policy in effect.

12.2	The Company shall arrange and pay the cost for the CEO a private health insurance policy, in accordance with the Company’s policies.

12.3	The CEO understands and agrees that if the Company provides long term illness/disability insurance and the Insurer appointed by the Company from time to time fails or refuses to provide the CEO with any benefit under the insurance arrangement, the CEO will have no right of action against the Company in respect of such failure or refusal.

12.4	The Company shall arrange and meet the cost of business travel insurance in respect of the CEO’s performance of his duties under this Agreement. The CEO’s rights and entitlements under such travel insurance will be subject to the terms of Company’s insurance cover from time to time.

13	Expenses

13.1	The Company will reimburse the CEO for all reasonable expenses properly incurred by him in performing his duties under this Agreement, provided that these are incurred in accordance with Company policy from time to time.

13.2	If the CEO is provided with a credit or charge card by the Company this must only be used for expenses which he incurs in performing the duties of this Agreement.

14	Holidays

The CEO is entitled to 30 days’ paid holiday each year (in addition to other public holidays in Croatia) which shall be used at the latest by 30 June of the following year, after which date all unused holiday days shall lapse. The CEO will pay due consideration to the operational requirements of the Company when arranging any holidays. For part years, the CEO’s holiday entitlement for the year will be pro-rated to the length of his service in that year. Only 5 working days shall be calculated for the purpose of determination of duration of holiday.

15	Confidentiality

15.1	Without prejudice to the legal duties which he owes to the Company the CEO agrees that he will not, except in the proper performance of his duties, copy, use or disclose to any person any of the Company’s trade secrets or confidential information. This restriction will continue to apply after the termination of the Agreement without limit in time but will not apply to trade secrets or confidential information which become public other than through unauthorised disclosure by the CEO. The CEO will use all reasonable endeavours to prevent the unauthorised copying use or disclosure of such information.

15.2	In the course of the Agreement the CEO is likely to obtain trade secrets and confidential information belonging or relating to other Group Companies and other persons. He will treat such information as if it falls within the terms of clause 15.1 and clause 15.1 will apply with any necessary amendments to such information. If requested to do so by the Company the CEO will enter into an agreement with other Group Companies and any other persons in the same terms as clause 18.1 with any amendments necessary to give effect to this provision.

15.3	Without prejudice to this clause, details of what the Company and the Group Companies regard as confidential information are set out in relevant policies of the Company and/or the Group Companies from time to time.

16	Intellectual Property Rights

16.1	In relation to each and every invention, improvement or discover (together called “the Group Company Invention”) which relates either directly or indirectly to the business of the Company or Group Company which the CEO (jointly or alone) makes at any time during his employment, the CEO will, subject to the Company or Group Companies complying with all statutory obligations, promptly disclose to the Company full details of all Group Company Inventions and then, as requested by the Company or Group Company and at its expense, do all things necessary or desirable to enable the Group Company (or its nominee) to exploit such Group Company Inventions for commercial purposes and to secure patent or other appropriate forms of protection for the same anywhere in the world. Decisions as to the patenting and exploitation of any such Group Company Inventions are at the sole discretion of the Group Company.

16.2	In relation to each and every copyright work, database or design which relates either directly or indirectly to the business of the Group Company (a “Company Work”) which the CEO (jointly or alone) originates, conceives, writes or makes at any time during the period of this employment, the CEO acknowledges that all intellectual property rights in and to such Company Work are the property of the Group Company. At the Company’s request the CEO will assign to the Company all copyright (and all and any other proprietary or similar rights) throughout the world in Company Works.

16.3	The CEO agrees that (at the request and expense of the Company) he will do all things necessary or desirable to substantiate the rights of the Group Company to each and every Group Company Invention or Company Work and that he will permit he Group Company (whom he irrevocably appoints as the Company’s attorney for this purpose) to execute documents, to use the CEO’s name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefit of each and every Group Company Invention or Company Work.

17	Termination and Suspension

17.1	The Agreement will be in force until the end of the Term unless terminated earlier by either party giving written notice in accordance with clauses 17.2, 17.5 or 18.

17.2	Either party may terminate the Employment by giving not less than 6 months’ written notice to the other.

17.3	In case the Company terminates this Agreement, in addition to the CEO’s right to receive notice in accordance with clause 17.2, the CEO shall be entitled to a severance payment equal to 18 months’ Base Salary (“18-months’ severance payment”) which will be paid to the CEO within 4 weeks of the date termination of the employment. This 18 months’ severance payment will only be payable if the Agreement is terminated by the Company on 6 months’ notice and will not be payable where such termination is by reason of the CEO’s misconduct or in accordance with clause 17.7.

17.4	However, the Supervisory Board may accept shorter notice period in case the CEO resign according to clause 17.2.

17.5	In case the CEO becomes disable to perform the duties from this Agreement (i) for a period of 60 consecutive days or 90 non-consecutive days in any period of 365 days and is likely that such disability will continue, or (ii) immediately upon occurrence of such disability becomes likely that the CEO will not be able to perform his duties even after expiration of the 60 or 90 days, the Company may terminate this Agreement with the 6-months notice. In addition, the Company will pay the CEO 18 months’ severance payment within 30 days after termination of the employment.

17.6	The CEO’s entitlements to bonus and Stock Options, if any, on termination, are set out in clauses 8 and 9.

17.7	The Company may terminate the Agreement with immediate effect by giving written notice if the CEO:
17.7.1	commits any serious or persistent breach of his material obligations under this Agreement; or

17.7.2	is guilty of any gross misconduct or conducts himself (whether in connection with the Agreement or not) in a way which in the reasonable opinion of the Supervisory Board is harmful to PLIVA d.d. or any Group Company; or

17.7.3	is guilty of dishonesty or is convicted of an offence (other than an offence under the road traffic legislation) whether in connection with the Agreement or not, in a way which in the reasonable opinion of the Supervisory Board is harmful to PLIVA d.d. or any Group Company; or

17.7.4	commits (or is reasonably believed by the Supervisory Board to have committed) a breach of any legislation in force or Group policies which may affect or relate to the business or reputation of any Group Company; or

17.7.5	becomes of unsound mind, is bankrupted or has a receiving order made against him;

17.7.6	becomes disqualified from being a director of a company by decision of relevant authority; or

17.7.7	fails to follow lawful direction by Supervisory Board and the Management Board;
17.8	The CEO will have no claim for damages or any other remedy against the Company and Group Companies if the Agreement is terminated for any of the reasons set out in clause 17.5 or 17.7.

17.9	The Company may suspend the CEO for a reasonable period from the employment on full salary and contractual benefits at any time to investigate any matter in which the CEO is implicated or involved (whether directly or indirectly) and to conduct any related disciplinary proceedings. During suspension, the CEO shall not work and shall not be entitled to any salary nor to any other contractual benefits, but is obliged to comply with the clause 15 , 16 and 21 of the Agreement, and shall not undertake any action which may cause the damage to the Company or any Group Company.

18	Change of Control

18.1	In the event of a termination of the Agreement either by the Company following Change of Control (unless the Company terminates pursuant to clause 17.7) or by the CEO when there is a Material Change before the end of the Term the period of notice will be 6 months. In addition, the Company shall pay the CEO severance payment of the amount that is equal to either (i) 30 months base salary or (ii) amount equal to base salary the CEO would be entitled for the remaining period of the Term (less 6-months notice period), whichever is longer. Severance will be paid to the CEO within 4 weeks of the date on which the Agreement terminates.

19	Full and Final Settlement

In the event that the CEO becomes entitled to a severance payment under clauses 17.3, 17.5 or 18 of this Agreement, such payment is subject to and conditional upon the CEO entering into a Settlement and Compromise Agreement with the Company and Pliva d.d. (of terms which are satisfactory to Pliva d.d.) the terms of that agreement will provide that the severance payments are made in full and final settlement of all and any claims the CEO has or may have against the Company in respect of his employment by it or the termination of that employment (in addition to what he is entitled to according to this Agreement).

20	Garden Leave

20.1	The CEO agrees that:
20.1.1	at any time after notice to terminate the Agreement is given by either party; or

20.1.2	if the CEO purports to terminate the Agreement by resigning without giving due notice and the Company does not accept his resignation; or

20.1.3	during the last six months of the Term;

the Company may require the CEO to comply with any or all of the provisions in clauses 21.2 and 21.3 below for a maximum period of six months (the “Garden Leave Period”).
20.2	The CEO will not, without prior written consent of the Supervisory Board as long as he assumes position of President of the Management Board and CEO, be employed or otherwise engaged in the conduct of any activity, whether or not of a business nature during the Garden Leave Period. Further, the CEO will not, unless requested by the Company:
20.2.1	enter or attend the premises of the Company or any other Group Company; or

20.2.2	contact or have any communication with any customer or client of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

20.2.3	contact or have any communication with any CEO, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

20.2.4	remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies.

20.3	The Company may require the CEO:
20.3.1	to comply with the provisions of clause 21; and

20.3.2	to immediately resign from any directorship which he holds in the Company, any other Group Company or any other company where such directorship is held as a consequence or requirement of the Agreement, unless he is required to perform duties to which any such directorship relates, in which case he may retain such directorships while those duties are ongoing.
20.4	During the Garden Leave Period, the CEO will be entitled to receive his salary and all contractual benefits except bonus and Stock Options, in accordance with the terms of this Agreement. Any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any such period will be deemed to be taken by the CEO during the Garden Leave Period.

20.5	All duties of the Agreement (whether express or implied), shall continue throughout the Garden Leave Period save as expressly varied by this clause.

21	Restrictions after Termination of Employment

21.1	In this clause:

“Relevant Date” means the Termination Date or, if earlier, the date on which the CEO commences any Garden Leave Period; and

“Restricted Period” means the period of 9 months (less any period of Garden Leave) commencing on the Termination Date;

21.2	The CEO is likely to obtain trade secrets and confidential information and personal knowledge of and influence over customers and clients of the Group during the course of the Employment. To protect these interests of the Company, the CEO agrees with the Company that he will be bound by the following covenants:
21.2.1	during the Restricted Period he will not be employed in, or carry on for his own account or for any other person, whether directly or indirectly, (or be a director of any company engaged in) any business which, by virtue of its location or otherwise, is or is about to be in competition with any business of the Company or any other Group Company being carried on by such company at the Relevant Date provided he was concerned or involved with that business at any time during his service with the Company;

21.2.2	during the Restricted Period he will not (either on his own behalf or for or with any other person), whether directly or indirectly, canvass or solicit in competition with the Company or any other Group Company the custom of any person who at any time during the 12 months prior to the Relevant Date was a customer or client of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company and in respect of whom the CEO had access to confidential information or with whose custom or business the CEO was personally concerned;

21.2.3	during the Restricted Period he will not (either on his own behalf or for or with any other person, whether directly or indirectly) deal with or otherwise accept in competition with the Company or any Group Company the custom of any person who was at any time during the 12 months prior to the Relevant Date a customer or client of, or in the habit of dealing with, the Company or (as the case may be) any Group Company and in respect of whom the CEO had access to confidential information or with whose custom or business the CEO was personally concerned;
21.3	Each of the paragraphs contained in clause 21.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.

21.4	Following the Termination Date, the CEO will not represent himself as being in any way connected with the businesses of the Company or of any other Group Company (except to the extent agreed by such a company).

21.5	Any benefit given or deemed to be given by the CEO to any Group Company is received and held on trust by the Company for the relevant Group Company. The CEO will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.

22	Contractual Penalty

In case of the breach of any provision from the clause 20 or 21 of this Agreement, the CEO shall be liable to pay the Company contractual penalty equal to 24 months gross salary paid to him in the last three months before termination of the Agreement within 30 days from the notice of the Company that breach is made. If the CEO was compensated with anything in addition to base salary after the termination date and commits breach of the clause 20 or 21 of this Agreement, he shall be liable to pay back the Company any such payment.

23	Return of Company Property

23.1	At any time during the Agreement (at the request of the Company) and in any event when the Agreement terminates, the CEO will immediately return to the Company:
23.1.1	all documents and other materials (whether originals or copies) made or compiled by or delivered to the CEO during the Employment and concerning all the Group Companies. The CEO will not retain any copies of any materials or other information; and

23.1.2	all other property belonging or relating to any of the Group Companies.
23.2	When the Agreement terminates, the CEO will upon expiration of the notice period or Garden leave, whichever is longer, return to the Company any car provided to the CEO which is in the possession or under the control of the CEO.

24	Directorships

24.1	The CEO’s office as a director of the Company or any other Group Company is subject to the Articles of Association of the relevant company (as amended from time to time) or any other document which governs appointment of Directors to any Group Company. If the provisions of this agreement conflict with the provisions of the Articles of Association or any other governing document, the Articles of Association and the governing document will prevail.

24.2	The CEO must resign from any office held in any Group Company if he is asked to do so by the Company.

24.3	The termination of any directorship or other office held by the CEO will not terminate the CEO’s employment or amount to a breach of terms of this Agreement by the Company.

24.4	During the Employment the CEO will not do anything which could cause him to be disqualified from continuing to act as a director of any Group Company.

25	Notices

Any notices given under this Agreement must be given in writing. Notice to the Company must be addressed to its registered office at the time the notice is given. Notice to the CEO must be given to him personally or sent to his last known address.

26	Miscellaneous

26.1	This Agreement may only be modified by the written agreement of the parties.

26.2	The CEO cannot assign this Agreement to anyone else.

26.3	This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it.

26.4	Reference to any provision of the law shall include any of its later amendments.

26.5	Headings will be ignored in construing this agreement.

26.6	If either party agrees to waives his rights under a provision of this Agreement, that waiver will only be effective if it is in writing and it is signed by him. A party’s agreement to waive any breach of any term or condition of this Agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

26.7	This Agreement is governed by and will be interpreted in accordance with the laws of Croatia. Each of the parties submits to the exclusive jurisdiction of the relevant Court in Zagreb as regards any claim or matter arising under this Agreement.

26.8	The Agreement is signed in four original copies in Croatian and two original copies in English, whereby the CERO keep one copy of the each, and the Company keeps three copies in Croatian and one copy on English. The Croatian version shall be prevailing for the interpretation purpose.
For and on behalf of
PLIVA d.d.

Signed	Signed
/s/ Massimo Armanini	/s/ Željko Čović
President of the Supervisory Board of PLIVA d.d.

Date	Date